Exhibit 10.2

1 North Wall Quay Dublin 1 Ireland	T +353 1 622 2000 F +353 1 622 2222

		Niall Tuckey Director ILOC Product	Citibank Europe plc 1 North Wall Quay Dublin 1, Ireland Tel +353 (1) 622 7430 Fax +353 (1) 622 2741 Niall.Tuckey@Citi.com

AMENDMENT TO MASTER AGREEMENT FOR ISSUANCE OF PAYMENT INSTRUMENTS

FROM:	Citibank Europe plc (the “Bank”)

TO:	(1) Renaissance Reinsurance Ltd.;
(2) RenaissanceRe Speciality U.S. Ltd.;
(3) Renaissance Reinsurance U.S. Inc.; and
(4) RenaissanceRe Europe AG

(the “Existing Companies” and each an “Existing Company”).

DATE:	1 November 2023

Ladies and Gentlemen,

1.

We refer to that certain Master Agreement for Issuance of Payment Instruments, dated as of 22 March 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Master Agreement”), by and among the Existing Companies and the Bank. Defined terms used in this amendment letter (this “Letter”) shall have the meanings given to them in the Master Agreement (including where defined in the Master Agreement by reference to another document).

2.

The Bank and each Existing Company agree, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, that as effective from the date of this Letter, the following amendments shall apply:

(a)	The Definition of “Default Interest Rate” on Schedule 1 of the Master Agreement entitled “Definitions and Interpretation” shall be deleted and replaced in its entirety with the following definition:

““Default Interest Rate” at any time, a daily fluctuating interest rate per annum equal to two percent per annum above:

(a)

in respect of an overdue amount expressed to be payable in US$, the rate of interest announced publicly from time to time by Citibank N.A. (or any applicable Affiliate of Citibank N.A.) in New York as its base rate; or

Citibank Europe plc

Directors: Silvia Carpitella (Italy), Desmond Crowley, Susan H. Dean (U.K.), Patrick Dewilde (Belgium),

John A. Gollan (U.K.), Gillian Lungley (U.K), Peter McCarthy (U.K.), Cecilia Ronan, Jeanne E. Short (U.K.)

Company Secretary: Fiona Mahon

Registered in Ireland: Registration Number 132781. Registered Office: 1 North Wall Quay, Dublin 1.

Ultimately owned by Citigroup Inc., New York, U.S.A.

Citibank Europe plc is regulated by the Central Bank of Ireland

(b)

in respect of an overdue amount expressed to be payable in a currency other than US$, a base rate in that currency as selected by the Bank, provided that if at any time any such base rate is less than 0%, then it shall be deemed to be 0%.”

(b)	Paragraph 10.3(a) shall be deleted in its entirety and replaced with the following:

“(a)

Non-payment: The Company does not pay on the due date any amount payable pursuant to a Facility Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error, or a disruption to an external payments system, and in each case payment is made within three (3) Business Days after the Company receives notice from the Bank of the Company’s failure to pay.”

(c)	Paragraph 10.3(d) shall be deleted in its entirety and replaced with the following:

“(d)

Cross Default: (1) Any Financial Indebtedness of the Company (aa) is not paid when due nor within any applicable grace period (bb) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) or (cc) any creditor of the Company becomes entitled to declare any Financial Indebtedness of the Company due and payable prior to its specified maturity as a result of an event of default (however described). (2) No Event of Default will occur under this paragraph (d) if the aggregate amount of Financial Indebtedness falling within clause (1) above is less than US$200,000,000 (or its equivalent in any other currency or currencies). No Event of Default will occur under this paragraph (d) if the relevant event(s) or circumstances described herein are capable of remedy and are remedied within: (i) three (3) Business Days of the earlier of the Company becoming aware of such matter or after notice received thereof from the Bank (where the relevant event or circumstance arises as a result of a payment default); or (ii) twenty (20) Business Days of the earlier of the Company becoming aware of such matter or after notice received thereof from the Bank (where the relevant event or circumstance arises as a result of a non-payment default).”

(d)	A new section to be inserted in the Master Agreement as below:

“19.	Recognition of bail-in

19.1

Notwithstanding any other terms of this Master Agreement, any other Facility Document or any other agreement, arrangement or understanding between the parties, each counterparty (including the Company) to a BRRD Party acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Master Agreement or another Facility Document may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability and (ii) a variation of any terms of this Master Agreement and/or any other Facility Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

19.2

For the purposes of this Clause 19 (Recognition of Bail-In): (i) ”Bail-In Action” means the exercise of any Write-down and Conversion Powers. (ii) ”Bail-In Legislation” means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015). (iii) ”BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. (iv) ”BRRD Party” means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc. (v) ”EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway. (vi) ”Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers. (vii) ”Write-down and Conversion Powers” means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.

3.

Except as expressly amended by this Letter, the Master Agreement remains unmodified and in full force and effect. In the event of a conflict or inconsistency between the terms of this Letter and the terms of the Master Agreement, the terms of this Letter shall prevail.

4.	This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

5.	This Letter and any non-contractual obligations arising in connection with it shall be governed by English law.

6.

The courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute regarding the existence, validity or termination of this Letter) or any non-contractual obligation arising out of or in connection with this Letter.

7.	Please indicate your agreement to the foregoing by countersigning the attached copy of this Letter and returning the same to us.

[signature pages follow]

For and on behalf of Citibank Europe plc

(Sign)	/s/ Niall Tuckey
Name:	Niall Tuckey
Title:	Director

[Signature Page to Amendment to Master Agreement for Issuance of Payment Instruments]

We agree to the terms set out in this letter.

Signed on behalf of Renaissance Reinsurance Ltd. by:

(Sign)	/s/ Matthew W. Neuber	(Sign)	/s/ James C. Fraser
Name:	Matthew W. Neuber	Name:	James C. Fraser
Title:	Senior Vice President & Corporate Treasurer	Title:	Senior Vice President and Chief Accounting Officer

Signed on behalf of RenaissanceRe Specialty U.S. Ltd. by:

(Sign)	/s/ Matthew W. Neuber	(Sign)	/s/ James C. Fraser
Name:	Matthew W. Neuber	Name:	James C. Fraser
Title:	Senior Vice President & Corporate Treasurer	Title:	Senior Vice President and Chief Accounting Officer

Signed on behalf of Renaissance Reinsurance U.S. Inc. by:

(Sign)	/s/ Adriana Nivia	(Sign)	/s/ Rajiv Raval
Name:	Adriana Nivia	Name:	Rajiv Raval
Title:	Senior Vice President, Chief Financial Officer & Treasurer	Title:	Senior Vice President, Chief Compliance Officer, Chief Counsel & Secretary

Signed on behalf of RenaissanceRe Europe AG by:

(Sign)	/s/ Matthew W. Neuber	(Sign)	/s/ James C. Fraser
Name:	Matthew W. Neuber	Name:	James C. Fraser
Title:	Authorised Person	Title:	Authorised Person

[Signature Page to Amendment to Master Agreement for Issuance of Payment Instruments]